Exhibit 99

Gorman-Rupp Reports First Quarter 2021 Financial Results

MANSFIELD, Ohio--(BUSINESS WIRE)--April 22, 2021--The Gorman-Rupp Company (NYSE: GRC) reports financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Highlights

  First quarter earnings per share were $0.28 compared to $0.21 per share for the first quarter of 2020
    First quarter of 2020 included a non-cash pension settlement charge of $0.04 per share
  Net sales decreased 2.9% or $2.7 million compared to the first quarter of 2020 and increased 7.9% or $6.5 million compared to the fourth quarter of 2020
  Incoming orders increased 1.3% compared to the first quarter of 2020 and increased 9.5% compared to the fourth quarter of 2020
  Backlog improved to $125.5 million compared to $113.1 million at December 31, 2020

Net sales for the first quarter of 2021 were $89.0 million compared to net sales of $91.7 million for the first quarter of 2020, a decrease of 2.9% or $2.7 million. Domestic sales decreased 4.2% or $2.7 million and international sales were flat compared to the same period in 2020.

Sales in our water markets increased 0.9% or $0.6 million in the first quarter of 2021 compared to the first quarter of 2020. Sales increased $0.8 million in the repair market, $0.6 million in the construction market, and $0.2 million in the agriculture market. Partially offsetting these increases were sales decreases of $0.9 million in the fire protection market and $0.1 million in the municipal market primarily due to the COVID-19 pandemic in both cases.

Sales in our non-water markets decreased 11.7% or $3.3 million in the first quarter of 2021 compared to the first quarter of 2020 primarily due to the COVID-19 pandemic, along with reduced demand from midstream oil and gas customers and softness in oil and gas drilling activity. Sales decreased $2.5 million in the industrial market and $1.0 million in the OEM market while sales in the petroleum market increased $0.2 million.

Gross profit was $23.0 million for the first quarter of 2021, resulting in gross margin of 25.9%, compared to gross profit of $23.4 million and gross margin of 25.6% for the same period in 2020. Gross margin increased 30 basis points due to improved leverage on labor and overhead.

Selling, general and administrative (“SG&A”) expenses were $14.1 million and 15.8% of net sales for the first quarter of 2021 compared to $14.9 million and 16.2% of net sales for the same period in 2020. SG&A expenses decreased 5.4% or $0.8 million and improved 40 basis points as a percentage of sales due to reduced marketing and travel related expenses combined with overall expense management.

Operating income was $9.0 million for the first quarter of 2021, resulting in an operating margin of 10.1%, compared to operating income of $8.6 million and operating margin of 9.4% for the same period in 2020. Operating margin increased 70 basis points primarily as a result of improved leverage on labor and overhead, reduced marketing and travel related expenses, and overall expense management.

Other income (expense), net was $0.3 million of income for the first quarter of 2021 compared to expense of $1.7 million for the same period in 2020. The change was due primarily to a non-cash pension settlement charge of $1.5 million and $0.5 million of foreign exchange losses which both occurred in the first quarter of 2020 and did not recur in the first quarter of 2021.

Net income was $7.4 million for the first quarter of 2021 compared to $5.5 million in the first quarter of 2020, and earnings per share were $0.28 and $0.21 for the respective periods. Earnings per share for the first quarter of 2020 included a non-cash pension settlement charge of $0.04 per share.

The Company’s backlog of orders was $125.5 million at March 31, 2021 compared to $113.8 million at March 31, 2020 and $113.1 million at December 31, 2020. Incoming orders for the first quarter of 2021 increased 1.3% compared to the same period in 2020 and 9.5% compared to the fourth quarter of 2020. Incoming orders during the first quarter of 2021 included increases primarily in OEM, repair, and construction partially offset by decreases in petroleum and agriculture when compared to the same period last year.

Capital expenditures for the quarter ended March 31, 2021 were $0.9 million and consisted primarily of machinery and equipment and building improvements. Capital expenditures for the full-year 2021 are presently planned to be in the range of $15-$20 million.

Jeffrey S. Gorman, Chairman and CEO commented, “Although the timing of the global economy fully recovering from the COVID-19 pandemic remains somewhat uncertain, we were pleased to see our incoming orders improve in the first quarter of this year. Our ongoing focus on managing both operating and SG&A expenses resulted in improved earnings compared to the prior year. Our increase in incoming orders has resulted in a strong backlog position as we begin the second quarter. While we continue to believe sales in the first half of this year will be more challenging than in the back half, the change in trend that we saw during the first quarter was encouraging. We continue to monitor developments in our global supply chain related to increased lead times and rising material costs. To the extent that these could impact our financial results, we are taking measures to mitigate risks and to ensure that we are able to continue to meet our customers’ needs. We remain well positioned to maximize the opportunity as the economy recovers while at the same time continuing to focus on our long-term strategic initiatives.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: company specific risk factors including (1) loss of key personnel; (2) intellectual property security; (3) acquisition performance and integration; (4) impairment in the value of intangible assets, including goodwill; (5) defined benefit pension plan settlement expense; and (6) family ownership of common equity; and general risk factors including (7) continuation of the current and projected future business environment, including the duration and scope of the COVID-19 pandemic, the impact of the pandemic and actions taken in response to the pandemic; (8) highly competitive markets; (9) availability and costs of raw materials; (10) cyber security threats; (11) compliance with, and costs related to, a variety of import and export laws and regulations; (12) environmental compliance costs and liabilities; (13) exposure to fluctuations in foreign currency exchange rates; (14) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (15) changes in our tax rates and exposure to additional income tax liabilities; and (16) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(thousands of dollars, except per share data)

	Three Months Ended March 31,
	2021	2020

Net sales	$89,027	$91,671
Cost of products sold	65,985	68,223

Gross profit	23,042	23,448

Selling, general and
administrative expenses	14,069	14,871

Operating income	8,973	8,577

Other income (expense), net	345	(1,687)

Income before income taxes	9,318	6,890
Income taxes	1,889	1,404

Net income	$7,429	$5,486

Earnings per share	$0.28	$0.21

The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(thousands of dollars, except share data)

	March 31,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$116,514	$108,203
Accounts receivable, net	53,967	50,763
Inventories, net	79,010	82,686
Prepaid and other	6,265	5,169

Total current assets	255,756	246,821

Property, plant and equipment, net	105,788	108,666

Other assets	5,789	4,795

Goodwill and other intangible assets, net	33,852	34,175

Total assets	$401,185	$394,457

Liabilities and shareholders' equity
Accounts payable	$12,654	$9,466
Accrued liabilities and expenses	30,097	29,035

Total current liabilities	42,751	38,501

Pension benefits	9,478	9,232

Postretirement benefits	28,230	28,250

Other long-term liabilities	2,096	2,961

Total liabilities	82,555	78,944

Shareholders' equity	318,630	315,513

Total liabilities and shareholders' equity	$401,185	$394,457

Shares outstanding	26,116,140	26,101,992

Contacts

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246
NYSE: GRC